Exhibit 99.5

AMENDMENT NUMBER 4

TO THE

NOVO NORDISK INC. 401(k) SAVINGS PLAN

WHEREAS, Novo Nordisk Inc. (“NNI” or the “Employer”) maintains the Novo Nordisk Inc. 401(k) Savings Plan (the “Plan”);

WHEREAS, NNI desires to amend the Plan to clarify the definition of Employee used in the Plan; and

WHEREAS, Section 21.1 of the Plan provides that the Plan may be amended by action of the Board or the Plan Administrator, to whom NNI has delegated the ability to execute all documents, including Plan Amendments.

NOW, THEREFORE, effective January 1, 2016, the Plan is amended to delete Section 2.20 in its entirety and replace it with the following (added text in bold italics):

“2.20     “Employee” means (a) any person employed by the Employer or an Affiliate; or (b) any individual who is a Leased Employee with respect to whose services the Employer or such Affiliate is the recipient and to whom the safe harbor provisions of Section 414(n)(5) of the Code do not apply. Notwithstanding the foregoing, an Employee shall not include any individual (i) designated by the Company as an independent contractor and not as an employee at the time of any determination, (ii) being paid by or through an employee leasing company or other third party agency unless such individual is covered by the safe harbor provisions of Code Section 414(n)(5), (iii) designated by the Company as a freelance worker and not as an employee at the time of any determination, (iv) classified by the Company as a contingent, seasonal, occasional, limited duration, or temporary employee, during the period the individual is so paid or designated, or (v) designated by the Company as a leased employee, during the period the individual is so paid or designated, unless such individual is covered by the safe harbor provisions of Code Section 414(n)(5); any such individual shall not be an Employee even if he or she is later retroactively reclassified as a common-law employee of the Company during all or any part of such period pursuant to applicable law or otherwise.”

THIS AMENDMENT NUMBER 4 to the Plan is hereby executed the 15th day of July, 2016.

NOVO NORDISK INC.

BY:	/s/ Maurice P. Raus
Maurice P. Raus